Exhibit 99.3

TRANSCRIPT OF BOB WARREN’S COMMENTS

Annual Shareholders Meeting

June 7, 2005

1.                           Good morning and thank you for attending

2.                           Fiscal year 2005 was a solid year for our industry and for Cascade.

3.                           Globally, lift truck shipments in the classes we serve were up approximately 16% over the previous year.

4.                           Our consolidated revenue was up 29% from $298 million to $386 million.  Approximately 5% of this increase was due to the strengthening of foreign currencies so the comparable real increase in Cascade revenue was approximately 24%.

5.                           Net income increased 54% from $19 to $28 million compared to the previous year.  A high percentage of our income was generated in currencies that are not impacted by currency fluctuations so our net income was not nearly as sensitive to currency movements as our gross revenue.

6.                           On a regional basis, lift truck shipments in the Americas were up approximately 18%.  Cascade’s revenue was up approximately 21% and operating income was up 50%.

7.                           Basically, the factors that contributed to both our immediate and our long term success are still in place.

a.               The euro/US$ exchange rate makes it very difficult for European competitors to profitably import products into the Americas and, with two small exceptions, no foreign competitor has production capacity or capability located in the region.

b.              The experience, professionalism and depth of our American organization continue to make it very difficult for a foreign competitor to gain any measurable market traction.

c.               And the Cascade manufacturing system continues to pose a formidable competitive challenge to companies considering entry into the American market.  Cascade’s unique blend of virtually all of the best manufacturing practices developed over the past two decades allows us to deliver product variability, lead times and quality levels that have proved difficult for any of our foreign competitors to attain.

d.              We know we cannot afford take these competitive advantages for granted, and that we must continue to deliver superior value to our customers.

8.                           To a large degree, Cascade is benefiting from these same factors in the Asia-Pacific region.

9.                           Total lift truck shipments in Asia, Africa and Oceania were up approximately 19%.  Our total revenue in these regions was up 30% and our operating income was up 39%.

10.                     In calendar year 2004 the Asia-Pacific region became the largest of the three regional lift truck markets and it continues to be our fastest growing market.

11.                     I would like to mention that application rates for our products, and particularly our attachment products, are much lower in the Asia-Pacific region.  However, as China continues to industrialize the use of attachments will also increase so we are looking at future growth coming from both an increasing overall lift truck market and an increasing application rate.

12.                     I would like to very briefly cover a few highlights from this region:

a.               Cascade-Xiamen continues its double digit growth in both revenue and earnings.

b.              Our expanded fork factory in Hebei, China is now the largest fork producer in China and is serving an increasing percentage of our Asia-Pacific market demand.

c.               Australia continues to be one our most profitable subsidiaries.

d.              And Cascade-Japan is showing some of its historically strongest operating results.

13.                     Unfortunately, conditions in Europe are not as bright.  European lift truck shipments were up approximately 12%.  Our gross revenue was up 46% but our operating income continued to be just below a break-even level.

14.                     In recent years, we identified European operations as a high corporate priority.   One our key goals was to acquire a significant market presence in the European fork market and to have sufficient production capacity to serve these new customers.  We have achieved that objective.

15.                     During the fourth quarter we successfully acquired the assets of Falkenroth, GmbH in Germany out of an insolvency proceeding.  Falkenroth was one of

Europe’s largest producers.

16.                     This acquisition gave us both the market presence and the production capacity that we felt was crucial to success in this product segment.  We immediately began integrating our two German fork factories into a single production facility at the former Falkenroth site.

17.                     We believe that the results of this acquisition and integration will begin delivering acceptable financial results this year.

18.                     Achieving acceptable financial results in the lift truck attachment portion of the European market continues to be a more difficult task.

19.                     Although there has been some consolidation over the past several years, including our purchase of the Italian manufacturer Roncari, the European attachment market continues to be characterized by too many comparatively small competitors and excess production capacity.

20.                     During the past year we looked very carefully at possible opportunities for further consolidation in the European attachment industry.  We have concluded that the capital required, measured against the potential economic returns, would simply not be a good investment for our shareholders at this time.

21.                     The general economic and financial environment in Europe supports companies, industries and acquisitions that deliver a measurably lower return than we are willing to accept, and that most American investors are willing to accept.

22.                     Because of this economic climate, we will be emphasizing small, opportunistic investments and acquisitions that promise an immediate measurable benefit such as a product line expansion or improved access to a market segment.  Beyond that, we do plan to make additional major investments in the European attachment market unless conditions or opportunities change materially.

23.                     Our plan for the European attachment business is to:

a.               Aggressively focus on improving the quality of our entire customer interaction,

b.              Continue to work on overall productivity,

c.               And continue to focus on cost reduction in all areas of our operation.

24.                     I want to emphasize that this does not represent a retreat from our goal of achieving a leading market position and a satisfactory financial return in the European attachment market.  What it does represent is a decision and a commitment to work with the assets we already have in place, and an acceptance of the fact that success will likely take more time to achieve than we would wish.

25.                     I would now like to turn to a discussion about our future and where we plan to be, as a company, in the coming years.

26.                     As most of you will recall, four years ago we adopted a very simple, straightforward strategic plan that focused on two components:

a.               Refocus the company on its core business, and

b.              Retire the existing debt.

27.                     In 2002 we sold our cylinder businesses in the United Kingdom and North America and we completed the wind down of the tire and battery businesses in Australia.

28.                     At the end of fiscal 2005 we had $32 million in cash and marketable securities and $38 million in long term debt on our balance sheet.  Barring any unfortunate surprises, sometime this fiscal year we will effectively be an entirely equity financed company when you net our cash against our outstanding debt.

29.                     We will remain mindful of these facts as we continue to examine our corporate strategy over this year.  And, I want to assure you that we will continue our focus on delivering exceptional value to our shareholders, our employees and all of our stakeholders.

30.                     Incidentally, I don’t know if you have seen the most recent copy of Business Week but in case you haven’t, Cascade was included as one of the top 100 hot growth companies in America.  It’s quite an honor but it’s also going to be quite a difficult act to follow.

31.                     I am sure you will agree that by any measure fiscal 2005 was a successful year for your company.  The results are a tribute to the skill, talent, professionalism and dedication of all of our employees, worldwide.   On behalf of every investor I am honored to say thank you to each and every one of you.

32.                     I would now like to open the floor to questions.

a.               As you’ve probably noticed we are recording today’s meeting so it is important that you use a microphone when you pose your question.

b.              You can either come to the standing mike or we will be happy to bring a mike to you…just raise your hand.

Questions:

Frank:             Bob you mentioned achieving acceptable financial returns on the fork side of your European operations.  What exactly does that mean?

Bob:                We don’t intend to breakout operating results by product segment.  We do consider there were some different competitive issues, especially in the European market, but we don’t breakout our operating results by product.  We really consider those all front end equipment, but it is certainly returned it to a more acceptable position then where it had been.  As you know, with the demise of Falkenroth, the industry at that time there were 6 competitors, which was FEMA and Falkenroth that we took out of the market.  There were sub-profitable margins in the selling of forks for a number of 3 or 4 years since the drop-off of 2001 in the European market.

John:              First of all, I noticed in all the introduction, there was no mention of anyone from Engineering?

Bob:                That is probably a good observation.

John:              I was wondering if something was going to happen in that direction in the future?  Where now the company now is totally marketing, manufacturing and very little emphasis in Engineering.  I also noticed in the 10-K, and in your discussion everything was up with the exception of R & D, where it went down last year.

Bob:                Let me answer your first question, which has to do with whether there’s a Vice President of Engineering and that we are in the process of to answer your first question.  I don’t want to put a date on it.

John:              I’m assuming that’s going to happen.  It needs to happen.

Bob:                It will happen.

Bob:                Secondly, product development is right now an issue of iteration issue.  Since your time, we have been taking what are known applications with certain quantity and designing a set of standards around those that add value to that application.  We have been looking at our competitive situation on many things such as our G roll clamp and others and there are certain aspects of that we needed to upgrade some arm profiles and some other issues, but the actual unit itself is very competitive.  We have some new product development that I’m not going to specify here for competitive reasons, but we are doing on an international basis with some of our most innovative talent.  It’s early because it’s in the product development stage.  You’ll see more expenses come on line as we move to production.

John:              In the line of R & D, it seems to me that one of the things that needs to be done, and I’ve been out of the business for 15 years,  Surely somethings been happening while I’ve been gone.  But there needs to be more emphasis on making electronics, making smarter attachments that will help the operator place the product or not drop it, and I was disappointed when you lost the capability of the electronics engineer.  I don’t know what the reason was, maybe he wasn’t any good, but he wasn’t replaced.

Bob:                I think it’s a valid observation and in your conversations with Kevin, you know we are working hard, particularly in the paper industry, to come up with cost effective ways to ensure the proper clamping force on paper rolls, which is the one industry that is working on damage reduction.  We are working on that through a variety of ways, including product identification and RFID.  We are looking for opportunities to lower the delivery of hydraulics through micro cellunoids and RF control of secondary functions on attachments.  So there is a lot more electronic work.  As far as I know, we have not needed a full time “EE”.  I’m not sure why we lost our “EE” back, what was that 5 years ago or more.  We were finishing up at that time the autoclamp and most electronics had been done at that time.  We didn’t have a lot of other projects on our slate.  I think you’ll see a lot more work done in the driver assistance product coming out.  There is a lot more interest on the OEM and the major end user side for this.

John:              I know you have some very capable engineers and I understand the electronics too, but I’m sure that has got to be where the direction is going.

Bob:                I would also like point out something that is probably transparent to anybody outside of the Engineering Department or management, which is the incredible network of engineering that has been put in place between all of our operating units.  As you know, previously we would transfer our designs by microfiche or some other means.  Basically they were islands of engineering and whatever modification was done to a unit or specials that were designed for customers in North America, Canada, Europe or Japan, they were an island, there was no sharing of information.  Through our CAD system and a product that interchanges one design for the world, we are getting a lot of efficiency out of networking our engineer’s talent, so it’s been a great leverage from using technology.

John:              Thanks Bob, it’s hard to argue with your success.

Bob:                Thanks John.  Appreciate it.

Henry:            Bob, could you comment on the company’s and your personal commitment to maintain the number one quality in the marketplace?

Bob:                Absolutely.  Much of what we think of our Cascade process designs that quality in, but we do believe, and our people believe, that we make the finest product in the market, and that we want to always ensure that nobody beats us on quality, on any aspect of our product.  To the point of are we always the most leading edge technology company?  Historically we have not been.  We’ve looked at whether that was something we should change.  Certainly with some of the new electronics we have attempted to get more of a leading edge, RFID, product id, pressure sensing.  These are areas that are always crucial to us, but to always be the first in reiterating a product, which is basically what some of our competitors are trying to do, to take our market share.  Where we feel our deficiency in a product design or quality, it is number one for all of our people.  That is our bible.  Everything that the investors have allowed us to invest in our people, our plants, are based around always having the very best product by design and manufacturing to our customer.  Including the entire value chain to the customer through marketing and any contact with our customer.  We look at that as a crucial part of that experience for our customer.  From what we hear from our customers, many times that is what they value with Cascade.  They know they will always be safe with a good product and a fine experience working with us.  You will more than likely be able to find something cheaper, but for a value package, we want to make sure you always come back, because you know there is nothing that gives you more.

33.                     Again, thank you for being here today.  I’ll turn the podium back over to Jim.